Exhibit 3.1
                              RESTATED
                     ARTICLES OF INCORPORATION
                                OF
                        PSB HOLDINGS, INC.

     Article 1.  NAME.  The name of the Corporation is PSB Holdings, Inc.

     Article 2.  SPECIFIC PURPOSE.  The Corporation is organized for the purpose of acting as a bank holding company under the provisions of the

 Bank Holding Company Act of 1956, as amended, and for any other lawful purpose.

     Article 3.  AUTHORIZED SHARES.  The aggregate number of shares that the Corporation shall have authority to issue is 1,000,000 shares of common stock with no par value.

     Article 4.  REGISTERED OFFICE AND REGISTERED AGENT.  The street address of the Corporation's registered office located in Wisconsin is

 1905 West Stewart Avenue, Wausau, Wisconsin, 54401.  The name of the

 Corporation's registered agent at this address is Kenneth M. Selner.
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     Article 5.  DIRECTORS.  The Board of Directors of this Corporation shall consist of not less than five members nor more than seventeen members.  The initial Board of Directors shall consist of 10 members.  The number of directors may be fixed, from time to time and within the limits prescribed herein, by resolution of the Board of Directors.

     Article 6.  MERGERS, CONSOLIDATIONS, SALE OR SHARE EXCHANGE.  The

 affirmative vote or consent of the holders of two-thirds of all voting groups of this Corporation entitled to vote in elections of directors shall be required for (a) the adoption of any agreement for the merger or consolidation of this Corporation with or into any other corporation, (b)

 the sale of all or substantially all of the assets of this Corporation, or
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 (c) approval of a plan of share exchange of the stock of this Corporation in addition to the vote or consent of the holders of the stock of this

 Corporation otherwise required by law.

     Article 7.  AMENDMENT OF ARTICLES.  An amendment of these articles of incorporation shall be effective only if such amendment shall have received the affirmative vote of two-thirds of all voting groups of this

 Corporation entitled to vote in the election of directors in addition to the vote or consent of the holders of the stock of this Corporation otherwise required by law.

     Article 8.  SUPERSESSION OF PREVIOUS ARTICLES.  These articles shall supersede and take the place of the heretofore existing Articles of

 Incorporation and all amendments thereto.
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